AS FILED WITH THE SEC ON MARCH 7, 2007

                            REGISTRATION NO. 33-61143


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                       POST-EFFECTIVE AMENDMENT NO. 14 TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          PRUCO LIFE INSURANCE COMPANY
                           (Exact Name of Registrant)

                                     ARIZONA
         (State or other jurisdiction of incorporation or organization)

                                    22-194455
                                                   (I.R.S. Employer
Identification Number)

                        C/O PRUCO LIFE INSURANCE COMPANY
                              213 WASHINGTON STREET
                          NEWARK, NEW JERSEY 07102-2992
                                 (973) 802-7333
          (Address and telephone number of principal executive offices)



                                THOMAS C. CASTANO
                                    SECRETARY
                          PRUCO LIFE INSURANCE COMPANY
                              213 WASHINGTON STREET
                          NEWARK, NEW JERSEY 07102-2992
                                 (973) 802-4708
           (Name, address, and telephone number of agent for service)

                                   Copies to:

                             C. CHRISTOPHER SPRAGUE
                        VICE PRESIDENT, CORPORATE COUNSEL
                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                              213 WASHINGTON STREET
                          NEWARK, NEW JERSEY 07102-2992

(973)802569976



  Approximate date of commencement of proposed sale to the public--Immediately upon effectiveness

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box [_]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box [_]


                         CALCULATION OF REGISTRATION FEE

                          TITLE OF EACH                                 PROPOSED     PROPOSED MAXIMUM  AMOUNT OF
                       CLASS OF SECURITIES             AMOUNT TO BE MAXIMUM OFFERING    AGGREGATE     REGISTRATION
                        TO BE REGISTERED               REGISTERED*  PRICE PER UNIT*   OFFERING PRICE     FEE**
                       -------------------             ------------ ---------------- ---------------- ------------
            Market-value adjustment annuity contracts
            (or modified guaranteed annuity contracts) $500,000,000                    $500,000,000       -0-




* Securities are not issued in predetermined units

** Registration fee for these securities in the amount of $172,413.79 was paid at the time the securities were originally registered on Form S-1 as filed by Pruco Life Insurance Company on July 19, 1995.

Prudential Investment Management Services LLC, the principal underwriter of these contracts under a "best efforts" arrangement, will be reimbursed by Pruco Life Insurance Company for its costs and expenses incurred in connection with the sale of these contracts.







                                      Note:

Registrant is filing this Post-Effective Amendment No. 14 to the Registration Statement for the purpose of including in the Registration Statement a Prospectus supplement. The Prospectus and Part II that was filed as part of Post-Effective Amendment No. 12 with the SEC on April 19, 2006 as supplemented, are hereby incorporated by reference. Other than as set forth herein, this post-effective amendment to the registration statement does not amend or delete any other part of the registration statement.







                          Pruco Life Insurance Company
                   Pruco Life Insurance Company Of New Jersey

                            Strategic Partners Select



                        Supplement, dated March 19, 2007
                                       To
                         Prospectuses, dated May 1, 2006

We are issuing this supplement to each of the above-referenced prospectuses, in order to describe an alternative way in which the death benefit under your annuity may be paid to your beneficiaries.


This Supplement should be read and retained with the current Prospectus for your annuity contract. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own. If you would like another copy of the current Prospectus, please contact us at (888) PRU-2888.


A. In the "What Is The Death Benefit?" section of each prospectus, in the sub-section entitled "Death of Owner or Joint Owner," we re-word the lead-in language to the fourth paragraph to state "With respect to a death benefit paid on or before March 19, 2007, the death benefit payout options are . . . ", and we add the following to the end of that section:

With respect to a death benefit paid after March 19, 2007, unless the surviving spouse opts to continue the contract (or spousal continuance is required under the terms of your contract), a beneficiary may, within 60 days of providing proof of death, take the death benefit as follows:

     o as a lump sum. If the beneficiary does not choose a payout option within sixty days, the beneficiary will be paid in this manner; or

     o as payment of the entire death benefit within a period of 5 years from the date of death; or

     o as a series of payments not extending beyond the life expectancy of the beneficiary, or over the life of the beneficiary. Payments under this option must begin within one year of the date of death; or

     o as the beneficiary continuation option, described immediately below.


     Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options, as well as an election form with which the beneficiary may choose an option. Beneficiary Continuation Option


Instead of receiving the death benefit in a single payment, or under an annuity option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code. This "Beneficiary Continuation Option" is described below and is available for both qualified contracts (i.e., contracts sold to an IRA, Roth IRA, SEP IRA, or 403(b)) and non-qualified contracts. In the section below entitled "Alternative Death Benefit Payment Options - Qualified Contracts", we describe Beneficiary Continuation Option provisions that are unique to qualified contracts.

Under the beneficiary continuation option:

o The Owner's contract will be continued in the Owner's name, for the benefit of the beneficiary.
o Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, we charge an amount equal to 1.00% annually, imposed daily against the average daily net assets allocated to the variable investment options.
o Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of contract value if the contract value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.
o The initial contract value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.
o The available variable investment options will be among those available to the Owner at the time of death, however certain variable investment options may not be available.
o The beneficiary may request transfers among variable investment options, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.
o No fixed interest rate options will be offered. o No additional Purchase Payments can be applied to the contract.
o The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary. o The beneficiary can request a withdrawal of all or a portion of the contract value at any time without application of any applicable CDSC.

o Upon the death of the Beneficiary, if the beneficiary's successor does not take a lump sum, the successor may take any remaining benefit over the life expectancy of the beneficiary.


Currently, only Investment Options corresponding to Portfolios of the American Skandia Trust and the Prudential Money Market Portfolio of The Prudential Series Fund are available under the Beneficiary Continuation Option.

In addition to the materials referenced above, the beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option. We may pay compensation to the selling broker-dealer based on amounts held in the Beneficiary Continuation Option.

Alternative Death Benefit Payment Options - Qualified Contracts

The Code provides for alternative death benefit payment options when a contract is held through a tax-qualified arrangement that requires minimum distributions. Upon death under an IRA, 403(b) or other "qualified investment", a beneficiary may generally elect to continue the contract and receive minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether death occurred on or before the date minimum distributions under the Code were required to begin, and whether the beneficiary is the surviving spouse.

o If death occurs before the date minimum distributions must begin under the Code (i.e., by April 1 of the year after the year the Owner reaches age 70 1/2), the death benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the beneficiary, the death benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.


o If death occurs after the date minimum distributions must begin under the Code (i.e., by April 1 of the year after the year the Owner reaches age 70 1/2), the death benefit must be paid out at least as rapidly as under the method that had been in effect when the Owner was receiving distributions. A beneficiary has the flexibility to take out more each year than required under the minimum distribution rules.


Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date minimum distributions must begin under the Code.

The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.



B. For each of the above-referenced prospectuses, we revise the section entitled "Summary of Contract Expenses" to the extent indicated below to illustrate the fees that are unique to the Beneficiary Continuation Option:


                       CONTRACT OWNER TRANSACTION EXPENSES

Maximum Transfer Fee
  Each transfer after 20
  (Beneficiary Continuation Option ONLY)                                 $10.00



The next table describes the fees and expenses you will pay periodically during the time that you own the contract, not including underlying mutual fund fees and expenses.

                            PERIODIC ACCOUNT EXPENSES


Maximum Annual Contract Fee
  If Contract Value is less than $25,000
  (Beneficiary Continuation Option ONLY)   lesser of $30 or 2% of Contract Value


                      INSURANCE AND ADMINISTRATIVE EXPENSES


        AS A PERCENTAGE OF CONTRACT VALUE IN VARIABLE INVESTMENT OPTIONS

Settlement Service Charge*                                                1.00%


* The other Insurance and Administrative Expense Charges do not apply if you are a beneficiary under the Beneficiary Continuation Option. Instead, the Settlement Service Charge set forth here applies, if your beneficiary elects the Beneficiary Continuation Option. The 1.00% charge is an annual charge that is assessed daily against the assets in the variable investment options.


C. For each of the above-referenced prospectuses, in the section entitled "What Are the Expenses Associated With The . . . Contract", the following paragraph is added, immediately before "Taxes Attributable To Premium" (and an entry entitled "Beneficiary Continuation Option Charges" is added as a new line item to the Table of Contents):

     Beneficiary Continuation Option Charges: If your beneficiary takes the death benefit under the beneficiary continuation option, we deduct a Settlement Service Charge. The charge is assessed daily against the average assets allocated to the variable investment options, and is equal to an annual charge of 1.00%. In addition, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of contract value if the contract value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request. Finally, transfers in excess of 20 per year will incur a $10 transfer fee.



 SPVASUP10




                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf on this 7th day of March, 2007.

                          Pruco Life Insurance Company
                                  (Registrant)
Attest: /s/Thomas C. Castano                       /s/Scott D. Kaplan
       Thomas C. Castano                           Scott D. Kaplan
       Secretary                                   President


                                   SIGNATURES


     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature and Title

         *
JAMES J. AVERY JR.
VICE CHAIRMAN AND DIRECTOR                           Date: March 7, 2007

         *                                        * *By: /s/ Thomas C. Castano
SCOTT D. KAPLAN                                      THOMAS C. CASTANO
PRESIDENT AND DIRECTOR                               (ATTORNEY-IN-FACT)


         *
TUCKER I. MARR
VICE PRESIDENT, AND
CHIEF FINANCIAL OFFICER

         *
BERNARD J. JACOB
DIRECTOR

         *
RONALD P. JOELSON
DIRECTOR

         *
HELEN M. GALT
DIRECTOR

         *
DAVID R. ODENATH, JR.
DIRECTOR







                                  Exhibit (23)

            Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2006 relating to the financial statements, which appear in Pruco Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2005.

New York, New York
March 2, 2007